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                                                             Exhibit 24(h)(2)(b)


                                 THE KENT FUNDS
                                P.O. BOX 182201
                           COLUMBUS, OHIO 43218-2201



November 19, 1998

BISYS Fund Services, Inc.
3435 Stelzer Road
Columbus, Ohio 43219
Attention: J. David Huber

     Re: The Kent Funds (the "Trust")

Dear Mr. Huber:

     The Trust hereby requests, pursuant to the Fund Accounting Agreement dated August 5, 1996 ("Agreement") between BISYS Fund Services, Inc. ("BISYS) and the Trust, that BISYS perform for the following newly created portfolio of the Trust the services described in the Agreement. The compensation to be paid by such portfolio to BISYS for its services is the portfolio's pro rata share of the amount set forth below, subject to the annual minimum fee for such portfolio that is set forth below:

          PORTFOLIO                                         COMPENSATION - ANNUAL FEE AS A
                                                  PERCENTAGE OF THE TRUST'S AVERAGE DAILY NET ASSETS

The Kent Institutional Money Market Fund          .015% subject to an annual minimum fee of $5,000

     Please acknowledge your consent to the above by signing and returning this letter to the Trust.


                                            Very truly yours,

                                            THE KENT FUNDS


                                            By: /s/ Walter B. Grimm
                                                -------------------------

                                            Title: Chairman and Vice President



Agreed to and Accepted:

BISYS FUND SERVICES, INC.


By: /s/ William J. Tomko
   ----------------------------

Title: Executive Vice President




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